EXHIBIT 99

FOR IMMEDIATE RELEASE

January 30, 2019

AmeriCann Achieves Construction Milestone on its Massachusetts Cannabis Cultivation and Processing Development

Company Tops Off Building 1 of its Flagship Massachusetts Medical Cannabis Center

(Denver, CO)—AmeriCann, Inc. (OTCQB: ACAN), a cannabis company that is developing cultivation, processing and manufacturing facilities provided a construction update for its flagship Massachusetts Medical Cannabis Center “MMCC.”

Construction of the MMCC project is moving forward rapidly, with millions of dollars already invested in site preparation, concrete, and steelwork. More than a dozen companies have been retained for construction of the facility which is being overseen by CBRE on behalf of AmeriCann.

The construction of Building 1, a 30,000 square foot cultivation and processing facility, is scheduled for completion in the summer of 2019.   The entire building will be 100% leased by an existing, vertically-integrated Massachusetts operator Bask, Inc. The Building 1 project cost is $7,500,000 and is expected to create 30 new direct jobs in the area.

Rendering of Building 1 and a photo of the recently topped off portion of the facility. The state-of-the-art greenhouse is scheduled to be erected in February adjoining the topped off building, with a completion date for the facility in summer 2019.

The Massachusetts Medical Cannabis Center is being developed on a 52-acre parcel located in Southeastern Massachusetts. The MMCC project is permitted for 987,000 sq. ft. of cannabis cultivation and processing infrastructure, which will be developed in phases, and plans to support both the existing medical cannabis and the newly emerging adult-use cannabis marketplace.

AmeriCann plans to replicate the brands, technology and innovations developed at its MMCC project to new markets as a licensed multi-state operator (MSO).

“The topping off of Building 1 represents an important milestone for AmeriCann,” stated Company Founder Ben Barton.  “Although Building 1 is only the initial phase of the overall MMCC development, it is on schedule to provide AmeriCann with significant revenue and cash flow.”

On January 8th, Bask, Inc. and AmeriCann Brands, Inc. a subsidiary of AmeriCann, received approval on their host community agreements (HCA) from the Freetown Board of Selectmen to operate environmentally sustainable cannabis cultivation and processing facilities.  The HCA does not require any percentage of revenue from the operators at MMCC. The No-Fee agreement will be used for all Joint Venture partners at MMCC. This favorable HCA will provide operators at the MMCC with a distinct competitive advantage compared to operators that are required to pay 3% or more of revenue to host communities

As the first approved adult-use cannabis market on the Eastern U.S., Massachusetts has the potential to become the epicenter for cannabis innovation and research. Since November 20th 2018, Massachusetts recreational dispensaries have sold more than $24 million worth of cannabis products, including $3.4 million in the most recent week.  Annual recreational retail sales are expected to total $1.3 billion - $1.6 billion in a few years, according to Marijuana Business Daily estimates.

About AmeriCann

AmeriCann (OTCQB: ACAN) is a cannabis company that is focused on developing Consumer Packaged Goods (CPG) and implementing proprietary agricultural technology (Ag-Tech) for a new generation of sustainable, state-of-the-art cannabis cultivation and processing properties.

AmeriCann uses greenhouse technology which is superior to the current industry standard of growing cannabis in warehouse facilities under artificial lights. According to industry experts, by capturing natural sunlight, greenhouses use 25 percent fewer light bulbs, and utility bills are up to 75 percent less than in typical warehouse cultivation facilities. As such, AmeriCann’s Cannopy System enables cannabis to be produced with a greatly reduced carbon footprint, making the final product less expensive. Additionally, greenhouse construction costs are nearly half of warehouse construction costs.

More information about the Company is available at: www.americann.co, or follow AmeriCann on Twitter @ACANinfo,

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional uncertainties that could impact the Company's forward-looking statements, please see the Company’s Registration Statement on Form S-1, which the Company recently filed with the SEC and which may be viewed at www.sec.gov.

Contact Information:

Corporate:

AmeriCann, Inc.

1550 Wewatta Street

2nd Floor

Denver, CO 80202

(303) 862-9000

info@americann.co

www.americann.co

@ACANinfo on Twitter

@AmeriCann on Facebook

@AmeriCannInc on Instagram

AmeriCann, Inc on LinkedIn

Media:

Teak Media + Communication

Sarah Gledhill

Sarah@teakmedia.com

617-269-7171

Investors:

Hayden IR

hart@haydenir.com

(917) 658-7878

AmeriCann Press Release Construction Milestone 1-29-19